UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2021

Progenity, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39334	27-3950390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4330 La Jolla Village Drive, Suite 200, San Diego, CA		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 293-2639

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PROG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2021, Progenity, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) with certain institutional and accredited investors (each, a “Purchaser” and collectively, the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers have agreed to purchase an aggregate of 4,370,629 units (the “Units”) representing (i) 4,370,629 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and (ii) warrants to purchase up to 4,370,629 shares of common stock (the “Warrants”). The purchase price for each Unit is $5.72, for an aggregate purchase price of approximately $25.0 million. The Private Placement closed on February 25, 2021.

The Warrants are exercisable for cash at an exercise price of $6.86 per share, subject to adjustments as provided under the terms of the Warrants. The Warrants are immediately exercisable for cash and expire on the fifth anniversary of the date of issuance. If exercised for cash, the Warrants would result in additional gross proceeds to the Company of approximately $30.0 million.

The Securities Purchase Agreement provides that the Company will register the resale of the Shares and the shares of common stock issuable upon exercise of the Warrants. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission no later than March 27, 2021, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable, subject to certain specified penalties if timely effectiveness is not achieved.

The securities to be issued to the Purchasers under the Securities Purchase Agreement were issued pursuant to an exemption from registration under Rule 506 of Regulation D, which is promulgated under the Securities Act of 1933 (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Purchasers.

Piper Sandler & Co. served as lead placement agent and Raymond James & Associates, Inc. acted as co-placement agent in connection with the Private Placement and the Company has agreed to pay customary placement fees and reimburse certain expenses of the placement agents.

The sale of the securities pursuant to the Securities Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

The Company intends to use the net proceeds from the Private Placement, including any proceeds resulting from a cash exercise of the Warrants, to support its operations, to invest in its molecular testing research and development program, to invest in research and development with respect to its precision medicine platform, and for working capital and general corporate purposes.

The foregoing descriptions of the Securities Purchase Agreement and the Warrants are not complete and are qualified in their entirety by references to the full text of the Securities Purchase Agreement and the Warrants, which are filed as exhibits to this report and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 is hereby incorporated by reference in response to this Item 3.02 of Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant.

10.1	Securities Purchase Agreement, dated February 22, 2021, by and between the Company and the Purchasers signatory therein.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2021	Progenity, Inc.

	By:	/s/ Harry Stylli, Ph.D.
Harry Stylli, Ph.D.
Chairman and Chief Executive Officer